NEWS RELEASE


                                                        Corporate Headquarters:
                                                          Dorman Products, Inc.
                                                        3400 East Walnut Street
                                                     Colmar, Pennsylvania 18915
                                                              Fax: 215)997-8577

For Further Information Contact:                           Visit our Home Page:
Mathias J. Barton, CFO                                   www.dormanproducts.com
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com



Dorman Products, Inc. Reports Sales and Earnings for the Fourth Quarter and
Year Ended December 29, 2007; Announces Stock Repurchase of up to 500,000 shares

         Colmar, Pennsylvania (February 22,2008) - Dorman Products, Inc., (NASDAQ:DORM) today announced financial results for the fourth quarter ended December 29, 2007.

         Revenues for the year ended December 29, 2007 were up 11% to $327.7 million from $295.8 million last year. Sales increased primarily as a result of higher new product sales and further penetration of existing automotive product lines. The favorable effects of foreign currency exchange and the acquisition of the Consumer Products Division of Rockford Products Corporation ("Consumer Division") accounted for 1% of the 2007 sales growth.

         Excluding the vacation adjustment and asset write downs discussed below, 2007 net income was $19.1 million compared to net income of $17.0 million last year and 2007 diluted EPS increased 12% to $1.05 from $0.94 last year. Reported net income for the year was $19.2 million compared to net income of $13.8 million last year. Reported diluted earnings per share for the year ended December 29, 2007 increased to $1.06 from $0.76 last year.

         Sales in the three months ended December 29, 2007 increased 8% to $84.5 million from $77.9 million in the same period last year. Approximately 3% of the sales growth was the result of the acquisition of the Consumer Division and the favorable effects of foreign currency exchange.

         Results for the thirteen weeks and year ended December 29, 2007 include a $0.4 million non-cash write down of goodwill of our Canadian subsidiary as a result of a strategic review and realignment of the business as well as a $0.6 million non-cash charge to our provision for income taxes to provide a valuation allowance for deferred tax assets of the subsidiary. Results for 2007 also include $1.8 million in vacation expense reductions as a result of the change in our vacation policy, $0.4 million of which was recorded in the fourth quarter. Results for the year ended December 30, 2006 include a $3.2 million non-cash write-down for goodwill impairment and the write off of deferred tax benefits associated with our Swedish subsidiary.

         Reported net income in the fourth quarter of 2007 was $3.7 million compared to net income of $4.9 million in the same period last year. Reported diluted earnings per share in the fourth quarter of 2007 were $0.20 compared to $0.27 in the same period last year. Excluding the vacation adjustment and asset write downs discussed above, net income in the fourth quarter of 2007 was $4.4 million compared to net income of $4.9 million in the same period last year and diluted EPS in the fourth quarter of 2007 decreased 11% to $0.24 from $0.27 in the same period last year.

         For the thirteen weeks ended December 29, 2007 and December 30, 2006:

        o Gross profit margin of 33.3% was the same as the prior year as the impact of a less favorable product mix and higher expediting costs was offset by lower charges for excess and obsolete inventory during the quarter.
        o Selling, general and administrative expenses increased 16% over the prior year. The increase is primarily the result of higher variable costs related to our 8% sales growth as well as our decision to invest more resources in engineering and new product development in 2007.
        o Interest expense, net, decreased to $0.3 million from $0.5 million due to lower overall borrowing levels.
        o Our effective tax rate increased to 48.7% from 38.6% in the prior year. The increase is primarily the result of a goodwill impairment charge of our Canadian subsidiary which is not tax deductible and therefore had no income tax benefit associated with it. In addition, our provision for income taxes includes a valuation allowance for deferred tax assets of the Canadian subsidiary.

         Mr. Richard Berman, Chairman and Chief Executive Officer said, "Our emphasis on new to the aftermarket parts resulted in strong sales growth in 2007 and a 12% year over year increase in net income before one time items. Fourth quarter organic sales growth slowed to 5% after double-digit increases in the last two quarters as a result of more difficult automotive aftermarket conditions. We believe that the need for continued investment in new products is more important now than ever before given market conditions. These investments demonstrate Dorman's long term commitment to help our customers grow sales, market share and earnings."

         The Company also announced that its Board of Directors has authorized the repurchase of up to 500,000 shares of Dorman's outstanding common stock. Under this new program, share repurchases may be made from time to time depending on market conditions, share price and availability and other factors at Dorman's discretion. Dorman's repurchase of shares will take place in open market transactions or in privately negotiated transactions in accordance with applicable laws.

         Mr. Steven Berman, President commented, "The Board's approval of this repurchase program is a reflection of the confidence that the board and management have in Dorman's operating fundamentals and growth prospects."

         Dorman Products, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), Pik-A-Nut (R) and Scan-Tech (R) brand names.

         Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's 2006 Annual Report on Form 10-K under "Item 1A - Risk Factors."

                DORMAN PRODUCTS, INC. stocktickerAND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                        13 Weeks            13 Weeks
Fourth Quarter (unaudited)          12/29/07   Pct.     12/30/06   Pct.
Net sales                          $84,462    100.0     $77,882    100.0
Cost of goods sold                  56,343     66.7      51,958     66.7
Gross profit                        28,119     33.3      25,924     33.3
Selling, general and
 administrative expenses            20,220     23.9      17,448     22.4
Goodwill impairment                    414      0.5          -        -
Income from operations               7,485      8.9       8,476     10.9
Interest expense, net                  305      0.4         470      0.6
Income before income taxes           7,180      8.5       8,006     10.3
Provision for income taxes           3,496      4.1       3,092      4.0
Net income                         $ 3,684      4.4     $ 4,914      6.3
Earnings per share
     Basic                         $  0.21       -      $  0.28       -
     Diluted                       $  0.20       -      $  0.27       -
Average shares outstanding
     Basic                          17,699       -       17,704       -
     Diluted                        18,132       -       18,113       -

                                        52 Weeks             52 Weeks
Year to date                        12/29/07   Pct.      12/30/06   Pct.
Net sales                          $327,725   100.0     $295,825   100.0
Cost of goods sold                  215,256    65.7      192,348    65.0
Gross profit                        112,469    34.3      103,447    35.0
Selling, general and
 administrative expenses             78,083    23.8       73,810    25.0
Goodwill impairment                     414     0.1        2,897     1.0
Income from operations               33,972    10.4       26,770     9.0
Interest expense, net                 1,856     0.6        2,267     0.7
Income before income taxes           32,116     9.8       24,503     8.3
Provision for income taxes           12,923     3.9       10,704     3.6
Net income                          $19,193     5.9      $13,799     4.7
Earnings per share
     Basic                          $  1.08      -       $  0.78       -
     Diluted                        $  1.06      -       $  0.76       -
Average shares outstanding
     Basic                           17,693      -        17,722       -
     Diluted                         18,132      -        18,139       -



                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                     12/30/07            12/30/06
Assets:
Cash and cash equivalents          $  6,918            $  5,080
Accounts receivable                  76,897              77,187
Inventories                          80,565              67,768
Deferred income taxes                10,111              10,330
Prepaid expenses                      1,921               1,443
Total current assets                176,412             161,808
Property & equipment                 25,680              27,963
Goodwill                             26,662              26,958
Other assets                          1,901               1,029
Total assets                       $230,655            $217,758

Liability & Shareholders' Equity:
Current portion of long-term debt  $  8,654            $  8,651
Accounts payable                     18,752              12,822
Accrued expenses and other           10,718              13,531
Total current liabilities            38,124              35,004
Long-term debt and other             10,811              20,596
Deferred income taxes                 7,862               8,315
Shareholders' equity                173,858             153,843
Total Liabilities and Equity       $230,655            $217,758

Selected Cash Flow Information:
(in thousands)                 13 Weeks (unaudited)             52 Weeks
                               --------------------             --------
                            12/29/07     12/30/06          12/29/07   12/30/06
Depreciation and
 amortization                $ 1,992      $1,812            $ 7,744     $6,824
Capital Expenditures         $ 1,310      $1,846            $ 5,371     $7,278


                    DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                       Reconciliation of Non-GAAP Measures
                    (in thousands, except per-share amounts)

This press release contains non-GAAP measures which adjust net income and diluted earnings per share to exclude the impact of the following items:
         - Effective December 31, 2006, we changed our vacation policy so that vacation is earned ratably throughout the year rather than at the end of the preceding year. This change resulted in a reduction in our vacation accrual of $1.8 million in 2007.
         - Results for the thirteen weeks and year ended December 29, 2007 include $0.4 million in non-cash write downs of goodwill of our Canadian subsidiary as a result of a strategic review and realignment of the business as well as a $0.6 million non-cash charge to our provision for income taxes to provide a valuation allowance for deferred tax assets of the subsidiary.
         - Results for the year ended December 30, 2006 include a $3.2 million non-cash write-down for goodwill impairment ($2.9 million or $0.16 per share) and the write off of deferred tax assets ($0.3 million or $0.02 per share) associated with our Swedish subsidiary.

The presentation of these non-GAAP measures is intended to enhance the usefulness of the financial information by providing measures which the Company's management uses internally to evaluate the Company's baseline performance. A reconciliation of net income and diluted earnings per share follows:


                                                    13 Weeks (unaudited)
                                     ------------------------------------------
                                          12/30/06      12/30/06      %Change
Net income, as reported                   $  3,684     $   4,914       -25.0%

  Less: Vacation adjustment, net of tax       (274)            -          N/A
    Add: Asset write downs                     998             -

                                      -----------------------------------------
Net income, as adjusted                   $  4.408     $   4,914        -10.3%
                                      =========================================

Diluted EPS, as reported                  $   0.20     $    0.27        -25.9%

  Less: Vacation adjustment, net of tax      (0.02)            -           N/A
    Add: Asset write down                     0.06             -             -

                                      -----------------------------------------
Diluted EPS, as adjusted                  $   0.24      $    0.27        -11.0%
                                      =========================================

                                                       52 Weeks
                                     ------------------------------------------
                                          12/29/07       12/30/06      %Change
Net income, as reported                  $ 19,193     $   13,799          39.1%

  Less: Vacation adjustment, net of tax    (1,094)                          N/A
    Add: Asset write down                     998          3,216

                                     ------------------------------------------
Net income, as adjusted                 $  19,097     $   17,015          12.2%
                                     ==========================================

Diluted EPS, as reported                $   1.06       $    0.76          39.5%

  Less: Vacation adjustment, net of tax    (0.06)              -            N/A
    Add: Asset write down                   0.05            0.18


                                     ------------------------------------------
Diluted EPS, as adjusted                $   1.05      $     0.94          11.7%
                                     ==========================================